77C: Submission of matters to a vote of security holders

At an annual meeting of all shareholders of The Europe Fund, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To elect Robert C. Doll, Jr., James T. Flynn, W. Carl Kester, David O. Beim and Karen P. Robards to the Board of Directors to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement or removal.  With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Withheld from Voting

Robert C. Doll, Jr.

5,542,275

1,078,093

James T. Flynn

5,542,275

1,078,093

W. Carl Kester

5,542,275

1,078,093

David O. Beim

5,542,275

1,078,093

Karen P. Robards

5,544,175

1,076,193

PROPOSAL 2.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 2, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

4,746,075

188,786

160,822

1,524,685

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

4,691,267

176,148

228,268

1,524,685

At a special meeting of all shareholders of The Europe Fund, Inc. held on September 20, 2006, the results were as follows:

PROPOSAL 1.

     To approve an Agreement and Plan of Reorganization of The Europe Fund, Inc. into Merrill Lynch Eurofund, Inc. With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Against

Abstain

5,135,265

370,011

110,443